UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2023

IVANHOE ELECTRIC INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

606 – 999 Canada Place Vancouver, BC Canada	[V6C 3E1]
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: [(604) 689-8765]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2023, Ivanhoe Electric Inc. (the “Company”) entered into a Common Stock Subscription Agreement (the “Subscription Agreement”) with Saudi Arabian Mining Company Ma’aden (“Ma’aden”).

As previously disclosed, pursuant to the Investor Rights Agreement (the “IRA”) dated July 6, 2023, between the Company and Ma’aden, Ma’aden was granted the right (the “top-up right”) to purchase additional shares of the Company’s common stock to maintain its 9.9% stock ownership position in the event of any issuances of common stock by the Company. In September 2023, the Company closed an underwritten public offering (the “Public Offering”) of shares of its common stock, triggering Ma’aden’s top-up right.

Pursuant to the Subscription Agreement, the Company will sell to Ma’aden 1,513,650 shares of common stock of the Company (the “Purchased Shares”) in a private placement. In exchange for the Purchased Shares, Ma’aden will pay the Company a purchase price of $13.50 per share, equaling the public offering price per share in the Public Offering, for aggregate gross proceeds of approximately $20.4 million.

The Company intends to use the proceeds to advance its United States mineral projects, as well as for working capital and general corporate purposes.

The Company and Ma’aden each made certain representations, warranties and covenants in the Subscription Agreement, subject to certain exceptions. The Company and Ma’aden have agreed to indemnify each other against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain survival periods set forth in the Subscription Agreement.

Closing is expected to occur on October 31, 2023, subject to the satisfaction of closing conditions set forth in the Subscription Agreement.

Pursuant to the IRA, Ma’aden has certain registration rights with respect to the Purchased Shares, and the Company has agreed to use its reasonable best efforts to have a registration statement declared effective by the Securities and Exchange Commission.

The foregoing description of the Subscription Agreement and its schedules does not purport to be complete and is qualified in its entirety by reference to the text of the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

The Subscription Agreement is filed herewith to provide investors with information regarding its terms. The Subscription Agreement is not intended to provide any other factual information about the parties to such agreement. In particular, the assertions embodied in the representations and warranties contained in the Subscription Agreement were made as of the date of the Subscription Agreement only and may be subject to certain exceptions. Moreover, certain representations and warranties in the Subscription Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Subscription Agreement as characterizations of the actual statements of fact about the parties.

Item 3.02 Unregistered Sales of Equity Securities

The information disclosed under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

The Purchased Shares being issued with respect to the Subscription Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S promulgated thereunder. In connection with the issuance of the Purchased Shares, Ma’aden represented it is not a “U.S person” within the meaning of Regulation S under the Securities Act. The Purchased Shares have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Purchased Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release dated October 23, 2023, relating to the announcement of the Subscription Agreement, is furnished as Exhibit 99.1 to this Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Common Stock Subscription Agreement between Ivanhoe Electric Inc. and Saudi Arabian Mining Company (Ma’aden) dated October 23, 2023
99.1	Press Release dated October 23, 2023
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

* Certain schedules or portions thereof are omitted pursuant to Item 601(a)(5) of Regulation S-K.  The Company agrees to provide on a supplemental basis a copy of any omitted schedule to the U.S. Securities and Exchange Commission or its staff upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: October 23, 2023	By:	/s/ Taylor Melvin
Taylor Melvin
President and Chief Executive Officer

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